Exhibit 99.1

Central European Distribution Corporation Completes Its Ninth Strategic Acquisition in Poland;

Raises Full Year Guidance

Sarasota, Florida— (PRNewswire)—September 9, 2003—Central European Distribution Corporation (Nasdaq: CEDC) today announced that it has completed its previously announced acquisition of Panta Hurt Sp. z o.o. a strategic alcohol beverage distributor near Warsaw with net sales of approximately $23.96 million in 2002.

The Company is also raising full year 2003 earnings per share guidance to $1.48 –$1.51 earnings per share up from previously announced guidance of $1.47.–$1.50.

CEDC acquired 100% of the outstanding shares of Panta Hurt Sp. z o.o. for approximately $2.01 million, of which approximately $1.4 million was paid in cash and approximately $0.61 million was paid through the issuance of 29,367 shares at $20.75 in shares of CEDC common stock. The 29,367 shares of CEDC common stock issued to the former owners of Panta Hurt Sp. z o.o. will be subject to a one year lock-up period.

William Carey, President and CEO of CEDC, said, “We are pleased that we will be adding Panta Hurt Sp. z o.o. to the CEDC group and expect the acquisition to be accretive to earnings on an annualized basis. We still have numerous regional acquisition candidates with whom we have ongoing dialogues that can add coverage in smaller regions that will add to our current client base.”

Mr. Carey continued, “We are continuing to consolidate existing overlapping branches and have reduced five branches since January 2003. Currently, we have 52 branches but have further plans to consolidate an additional three to four more branches this year. We continue to look for synergies that can add value to CEDC.”

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland. The Company operates 52 regional distribution centers in major urban areas throughout Poland. It distributes many of the world’s leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2002, and other periodic reports filed with the Securities and Exchange Commission.

Contact:

James Archbold

Vice President and Director of Investor Relations

Central European Distribution Corporation

www.ced-c.com

941-330-1558